UNITED STATES

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MASIMO CORPORATION

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On August 15, 2024, Masimo Corporation (“Masimo” or the “Company”) issued a press release announcing that it has filed a revised definitive proxy statement and sent a letter to its stockholders regarding Masimo’s 2024 Annual Meeting of Stockholders. A copy of the press release and the letter are set forth below.

Masimo is Executing a Successful Strategy to Deliver Long-Term, Sustainable Growth

Files Revised Definitive Proxy Materials and Mails Letter to Stockholders

Urges Stockholders to Vote “FOR” Only Masimo’s Director Nominees, Joe Kiani and Christopher Chavez, on the Updated GOLD Proxy Card

IRVINE, Calif. — August 15, 2024 — Masimo Corporation (“Masimo” or the “Company”) (NASDAQ: MASI), a global leader in noninvasive monitoring technologies and audio products, today announced that it has filed revised definitive proxy materials with the Securities and Exchange Commission in connection with its upcoming Annual Meeting of Stockholders (the “Annual Meeting”) to be held on September 19, 2024. Stockholders of record as of the close of business on August 12, 2024 are entitled to vote at the Annual Meeting.

In connection with the filing of its revised definitive proxy statement, Masimo is mailing a letter to stockholders highlighting the successful execution of its strategy to deliver long-term, sustainable growth and urging stockholders to vote “FOR” the Company’s director nominees, Joe Kiani and Christopher Chavez, on the updated GOLD proxy card.

The full text of the letter follows:

Dear Fellow Masimo Stockholders,

We are incredibly proud of the Company we have built and are more confident than ever that Masimo’s best years are ahead. Earlier this month, we reported strong second quarter results that underscore our business momentum and position Masimo to deliver sustainable growth.

Accelerating Momentum in Q2 and Beyond

Do not give Politan control of your company – they are not qualified to lead it. With our ongoing successful execution of our core business, electing Politan’s nominees would most certainly derail our sustainable growth trajectory. We urge you to vote “FOR” Masimo’s director nominees, Joe Kiani and Christopher Chavez, on the GOLD proxy card today to protect the Company’s future and your investment.

Masimo’s dedicated team of engineers and med tech specialists are some of the best in the business. Their innovations save lives, improve health outcomes and, importantly, continue to lower the cost of healthcare. The team’s strong execution translates into meaningful financial results, as demonstrated in the second quarter. Among other accomplishments, we:

●	Dramatically strengthened our healthcare business, growing the segment’s revenue by 23% year-over-year – including 35% growth for our SET Pulse Oximetry consumables – and 9% over the first half of the year. With a very strong quarter on top of a very strong Q3 backlog, we raised full-year guidance for healthcare revenue to 9% to 10% growth, reflecting growth of 10% in the second half of 2024.

●	Secured a record-breaking level of new hospital conversion contracts amounting to $134 million in true incremental value, increasing 28% versus last year and rising 34% sequentially. Our consistently strong contracting over the last several quarters points to a bright future with new levels of growth opportunity.

●	Delivered on our margin expansion initiatives and increased our earnings power. Our healthcare gross margin improved 240 basis points year-over-year. We are well on our way to achieving our goal of 30% operating margins as our R&D team continues to focus on reducing costs and the transition of our sensor manufacturing to Malaysia is tracking ahead of schedule. These margin expansion initiatives support our commitment to double our earnings per share to $8 in five years.

●	Committed to separating our consumer business regardless of whether that is through a joint venture or sale of consumer audio alone or of consumer audio and consumer health together. We will act decisively to execute on the option that best maximizes value for our stockholders and puts us on the best path to achieve our goal of doubling earnings per share in five years.

●	Delivered consecutive quarters of strong cash flow and paid down debt. We generated operating cash flow of $75 million in the second quarter and $120 million year-to-date, which allowed us to retire $93 million from our outstanding debt during the second quarter. Whether or not a separation of our consumer business results in cash proceeds to Masimo, with our strong cash flow, we intend to eliminate our debt within 3 to 4 years.

Anchored by these solid financial results, which reflect some of the best execution in the Company’s history, we are building on Masimo’s value-defining track record of innovation as the demand for our products continues to surge. Our engineers are creating new devices that are in high demand, while also working to reduce their costs as our management drives overall execution. We recently secured FDA clearances of medical-grade wearable technologies, introduced new product features that redefine use-cases of Masimo products, and forged new partnerships with clinicians that substantially broadened our hospital footprint and improved patient care. Masimo is also essential to surgeries around the world, reducing trauma mortality rates, providing clinicians with the ability to monitor bleeding continuously, ensuring newborns sleep safely, reducing the morbidity and mortality associated with opiates, and helping physicians diagnose and treat sepsis earlier to mitigate this leading cause of death.

Significant Support from Industry Experts

Independent industry experts and financial analysts recognize the momentum being driven by our Board and management team and believe in the opportunity ahead for Masimo. Here’s what the experts have to say1:

BTIG (August 6, 2024)

●	“…we continue to like the company’s expanding installed base and underlying demand in the core Healthcare business. We think the W1 watch makes sense as part of a telemonitoring ecosystem, and like the push towards a hospital-at-home care setting. The long-range targets map a sustainable outlook that appropriately balances revenue growth and spending…”

●	“We are looking past this summer’s noise and focusing on a business that is returning to consistent beats-and-raises, generating cash, and improving margins.”

Piper Sandler (August 6, 2024)

●	“…we continue to think investors are best served focusing on the sustainable improvement in healthcare business trends that are unfolding real-time, which should be supporting a much higher valuation on the RemainCo healthcare franchise than where shares currently trade. As such, MASI is moving up our list of preferred names, we’d be buyers of shares tomorrow…”

Stifel (August 6, 2024)

●	“Looking beyond 2024, we are convinced that [PE] multiple growth-accelerating and margin-expanding opportunities already underway position Masimo positively to “unlock” a return to the above-peer top- and bottom-line growth trajectory of the recent past.”

●	“Our positive fundamental outlook is based on…the continued evolution and enhancement of Masimo’s highly-differentiated product portfolio, with multiple new product launches anticipated to mark the company’s 35-year anniversary.”

Stifel (April 14, 2024)

●	“Our sense is that investors believe that if there would be a proxy battle, Joe Kiani should remain Chairman and CEO given his long innovation-centric track record, vision, and industry presence.”

Wells Fargo (August 7, 2024)

●	“We view our [forward] multiple [valuation target] as appropriate as we believe that the company is returning to a normal growth rate in its core Healthcare business and is committed to separating its Consumer business.”

Wolfe Research (August 6, 2024)

●	“Hospital volume continues to exceed plan. Hospital conversion contracts a record in quarter.”

●	“We find it easier than ever to believe [Masimo’s] bull margin run rate can show over the next 12-24 months.”

A Clear Choice to Protect Masimo’s Future

Despite the successful execution of Masimo’s strategy, accelerating momentum, and support from industry experts, Politan is engaging in a campaign to impugn Masimo and its leadership. Politan has offered no constructive ideas for the business, refuses to work with management to build on our strong momentum and arrive at the best possible separation of our consumer business for stockholders, and does not have the expertise or resources needed to advance our strategy effectively. In an attempt to resolve this matter, your Board has made numerous settlement proposals to Politan. Each of the Company’s good-faith proposals – which included additional representation for Politan on the Company’s Board – was rejected. It seems to us that Politan is more interested in control than in Masimo’s growth and success.

Still, we are executing as a best-in-class healthcare Company and remain committed to acting in the best interests of our stockholders and our patients. We have so much opportunity inherent in the business and a lot of momentum to propel us forward. We urge you to vote “FOR” Masimo’s director nominees, Joe Kiani and Christopher Chavez, on the GOLD proxy card to protect the Company’s future and your investment at our upcoming Annual Meeting of Stockholders to be held on September 19, 2024. We look forward to your support.

Sincerely,

Craig Reynolds

Bob Chapek

Joe Kiani

For more information on how to protect the value of your investment at Masimo, visit www.ProtectMasimosFuture.com.

Your Vote Is Important, Please Use The Updated GOLD Proxy Card Today!

Simply follow the easy instructions on the enclosed updated GOLD proxy card to vote by internet or by signing, dating, and returning the updated GOLD proxy card in the postage-paid envelope provided. If you received this letter by email, you may also vote by pressing the “VOTE NOW” button in the accompanying email.

If you have previously voted on the GOLD proxy card or voting instruction form for the annual meeting previously scheduled on July 25, 2024, your vote is no longer valid. To enable your votes to be validly counted for the 2024 Annual Meeting, you must resubmit your vote on the updated GOLD proxy card or voting instruction form attached to the revised proxy statement for the 2024 Annual Meeting now scheduled to be held on September 19, 2024.

If you have questions about how to vote your shares, please call the firm assisting us with the solicitation of proxies,

Innisfree M&A Incorporated

1 (877) 456-3463 (toll-free from the U.S. and Canada)

or

+1 (412) 232-3651 (from other locations)

If you hold your shares in more than one account, you will receive separate notifications. Please be sure to vote ALL your accounts using the updated GOLD proxy card relating to each account.

About Masimo

Masimo (NASDAQ: MASI) is a global medical technology company that develops and produces a wide array of industry-leading monitoring technologies, including innovative measurements, sensors, patient monitors, and automation and connectivity solutions. In addition, Masimo Consumer Audio is home to eight legendary audio brands, including Bowers & Wilkins, Denon, Marantz, and Polk Audio. Our mission is to improve life, improve patient outcomes, and reduce the cost of care. Masimo SET® Measure-through Motion and Low Perfusion™ pulse oximetry, introduced in 1995, has been shown in over 100 independent and objective studies to outperform other pulse oximetry technologies.1 Masimo SET® has also been shown to help clinicians reduce severe retinopathy of prematurity in neonates,2 improve CCHD screening in newborns3 and, when used for continuous monitoring with Masimo Patient SafetyNet™ in post-surgical wards, reduce rapid response team activations, ICU transfers, and costs.4-7 Masimo SET® is estimated to be used on more than 200 million patients in leading hospitals and other healthcare settings around the world,8 and is the primary pulse oximetry at 9 of the top 10 hospitals as ranked in the 2022-23 U.S. News and World Report Best Hospitals Honor Roll.9 In 2005, Masimo introduced rainbow® Pulse CO-Oximetry technology, allowing noninvasive and continuous monitoring of blood constituents that previously could only be measured invasively, including total hemoglobin (SpHb®), oxygen content (SpOC™), carboxyhemoglobin (SpCO®), methemoglobin (SpMet®), Pleth Variability Index (PVi®), RPVi™ (rainbow® PVi), and Oxygen Reserve Index (ORi™). In 2013, Masimo introduced the Root® Patient Monitoring and Connectivity Platform, built from the ground up to be as flexible and expandable as possible to facilitate the addition of other Masimo and third-party monitoring technologies; key Masimo additions include Next Generation SedLine® Brain Function Monitoring, O3® Regional Oximetry, and ISA™ Capnography with NomoLine® sampling lines. Masimo’s family of continuous and spot-check monitoring Pulse CO-Oximeters® includes devices designed for use in a variety of clinical and non-clinical scenarios, including tetherless, wearable technology, such as Radius-7®, Radius PPG®, and Radius VSM™, portable devices like Rad-67®, fingertip pulse oximeters like MightySat® Rx, and devices available for use both in the hospital and at home, such as Rad-97® and the Masimo W1® medical watch. Masimo hospital and home automation and connectivity solutions are centered around the Masimo Hospital Automation™ platform, and include Iris® Gateway, iSirona™, Patient SafetyNet, Replica®, Halo ION®, UniView®, UniView :60™, and Masimo SafetyNet®. Its growing portfolio of health and wellness solutions includes Radius Tº®, Masimo W1 Sport, and Masimo Stork™. Additional information about Masimo and its products may be found at www.masimo.com. Published clinical studies on Masimo products can be found at www.masimo.com/evidence/featured-studies/feature/.

References

1.	Published clinical studies on pulse oximetry and the benefits of Masimo SET® can be found on our website at http://www.masimo.com. Comparative studies include independent and objective studies which are comprised of abstracts presented at scientific meetings and peer-reviewed journal articles.

2.	Castillo A et al. Prevention of Retinopathy of Prematurity in Preterm Infants through Changes in Clinical Practice and SpO2 Technology. Acta Paediatr. 2011 Feb;100(2):188-92.

3.	de-Wahl Granelli A et al. Impact of pulse oximetry screening on the detection of duct dependent congenital heart disease: a Swedish prospective screening study in 39,821 newborns. BMJ. 2009;Jan 8;338.

4.	Taenzer A et al. Impact of pulse oximetry surveillance on rescue events and intensive care unit transfers: a before-and-after concurrence study. Anesthesiology. 2010:112(2):282-287.

5.	Taenzer A et al. Postoperative Monitoring – The Dartmouth Experience. Anesthesia Patient Safety Foundation Newsletter. Spring-Summer 2012.

6.	McGrath S et al. Surveillance Monitoring Management for General Care Units: Strategy, Design, and Implementation. The Joint Commission Journal on Quality and Patient Safety. 2016 Jul;42(7):293-302.

7.	McGrath S et al. Inpatient Respiratory Arrest Associated With Sedative and Analgesic Medications: Impact of Continuous Monitoring on Patient Mortality and Severe Morbidity. J Patient Saf. 2020 14 Mar. DOI: 10.1097/PTS.0000000000000696.

8.	Estimate: Masimo data on file.

9.	http://health.usnews.com/health-care/best-hospitals/articles/best-hospitals-honor-roll-and-overview.

Forward-Looking Statements

This press release includes forward-looking statements as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, in connection with the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements regarding the 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”) of Masimo and the potential stockholder approval of the Board’s nominees and Masimo’s earnings per share estimates and targets; Masimo’s expectations to double earnings within five years; Masimo’s operating margin targets and potential growth; the potential paydown of Masimo’s debt and the expected timing thereof; the proposed separation of Masimo’s consumer business, including any potential joint venture, and the potential timing and structure of any separation and the expectation that the proposed separation will maximize stockholder value or be the best path for success. These forward-looking statements are based on current expectations about future events affecting Masimo and are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond Masimo’s control and could cause its actual results to differ materially and adversely from those expressed in its forward-looking statements as a result of various risk factors, including, but not limited to (i) uncertainties regarding future actions that may be taken by Politan in furtherance of its nomination of director candidates for election at the 2024 Annual Meeting, (ii) the potential cost and management distraction attendant to Politan’s nomination of director nominees at the 2024 Annual Meeting and (iii) factors discussed in the “Risk Factors” section of Masimo’s most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), which may be obtained for free at the SEC’s website at www.sec.gov. Although Masimo believes that the expectations reflected in its forward-looking statements are reasonable, the Company does not know whether its expectations will prove correct. All forward-looking statements included in this press release are expressly qualified in their entirety by the foregoing cautionary statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Masimo does not undertake any obligation to update, amend or clarify these statements or the “Risk Factors” contained in the Company’s most recent reports filed with the SEC, whether as a result of new information, future events or otherwise, except as may be required under the applicable securities laws.

Additional Information Regarding the 2024 Annual Meeting of Stockholders and Where to Find It

On August 15, 2024, the Company filed a revised version of its 2024 proxy statement (the “Revised Proxy Statement”) and has mailed the Revised Proxy Statement to its stockholders of record as of the new August 12, 2024 record date for the 2024 Annual Meeting. Any votes submitted by Masimo stockholders in connection with the 2024 Annual Meeting on the prior to the filing of the Revised Proxy Statement will not be counted and previous proxies submitted will be disregarded, and therefore, all stockholders will need to resubmit their votes, even if they have previously voted. THE COMPANY’S STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE REVISED PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING UPDATED GOLD PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Stockholders may obtain the Revised Proxy Statement and any amendments or supplements thereto and other documents as and when filed by the Company with the SEC without charge from the SEC’s website at www.sec.gov.

Certain Information Regarding Participants

The Company, its directors and certain of its executive officers and employees may be deemed to be participants in connection with the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the 2024 Annual Meeting. Information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company is included in the Revised Proxy Statement, which can be found through the SEC’s website at https://www.sec.gov/ix?doc=/Archives/edgar/data/937556/000121390024069369/ea0206756-06.htm, and any changes thereto may be found in any amendments or supplements to the Revised Proxy Statement and other documents as and when filed by the Company with the SEC, which can be found through the SEC’s website at www.sec.gov.

Disclaimer

The Company has neither sought nor obtained the consent from any third party to use any statements or information contained in this press release that have been obtained or derived from statements made or published by such third parties. Any such statements or information should not be viewed as indicating the support of such third parties for the views expressed herein.

Investor Contact: Eli Kammerman

(949) 297-7077

ekammerman@masimo.com

Media Contact: Evan Lamb

(949) 396-3376

elamb@masimo.com

[1]	Permission to use quotations was neither sought nor obtained. Refer to the information under the heading “Disclaimer” above for additional considerations.